Exhibit 5.1

Sullivan & Worcester Tel Aviv 28 HaArba’a St. HaArba’a Towers North Tower, 35th Floor Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

March 14, 2025

To:

Inspira Technologies Oxy B.H.N. Ltd.

2 Ha-Tidhar St.

Ra’anana, 4366504, Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Inspira Technologies Oxy B.H.N. Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”), the prospectus included therein and the related prospectus supplement (such prospectus, as supplemented by such prospectus supplement, the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the sale of up to $1,019,000 ordinary shares (the “Placement Shares”) of the Company, no par value per share (the "Ordinary Shares"), from time to time pursuant to a sales agreement, dated as of March 14, 2025 (the “Sales Agreement”), entered into by and between the Company and A.G.P./Alliance Global Partners.

We have also acted as Israeli counsel to the Company in connection with the Sales Agreement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iv) minutes of meetings of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith, as well as the execution of the Sales Agreement and the actions to be taken in connection therewith, were approved; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that with respect to the Placement Shares, assuming that prior to the issuance of any of the Placement Shares under the Sales Agreement, the price, number of Placement Shares and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in compliance with applicable Israeli law (for purposes of this paragraph, the “Authorizing Resolutions”), all corporate proceedings necessary for the authorization, issuance and delivery of the Placement Shares shall have been taken and, upon issuance pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the offering of the Placement Shares, the Placement Shares will be validly issued, fully paid and non-assessable.

With respect to our opinion as to the Placement Shares, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

We are members of the Israel Bar in the State of Israel, and we do not express any opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit on a Report of Foreign Private Issuer on Form 6-K of the Company being filed on the date hereof and to the reference to our firm appearing under the caption “Legal Matters” and, if applicable, “Enforceability of Civil Liabilities” in the Prospectus Supplement forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of this opinion that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)
Sullivan & Worcester Tel-Aviv (Har-Even & Co.